Exhibit 99.1

NEWS
                               CONTACT: Anna Cordasco/Stephanie Pillersdorf Sard Verbinnen & Co
                                         (212) 687-8080


      ROHN INDUSTRIES NAMES MAUREEN BELLANTONI CHIEF FINANCIAL OFFICER
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     PEORIA, ILL., NOVEMBER 2, 1999 /PRNewswire/ - - ROHN Industries, Inc.
(Nasdaq: ROHN), a leading provider of wireless infrastructure equipment for the telecommunications industry, announced today that Maureen Blanchfield Bellantoni will join the company as Executive Vice President, Finance & Administration and Chief Financial Officer, effective immediately. Bellantoni joins ROHN with more than 20 years experience in finance, accounting and operations.

     "We are delighted that Maureen has agreed to join ROHN," said Michael
E. Levine, Chairman, ROHN Industries Inc. "With her strong financial and operations background, she will be a valuable asset to our Company as we continue to pursue our growth strategy in a rapidly evolving industry."

     Commenting on the appointment, Brian Pemberton, President and Chief Executive Officer, ROHN Industries, said: "Maureen brings with her a diverse background of experience which we expect to significantly strengthen out management team. Maureen will be focusing on financial planning and operations, and I look forward to working closely with Maureen as together we continue to add value, working toward maximizing ROHN's position in the telecommunications infrastructure industry."

     "ROHN's commitment to growth and profitability in an ever-changing marketplace is extremely impressive," said Bellantoni. "I am pleased to have the opportunity to make a contribution to ROHN's success at such an important stage of its development."

     Bellantoni was most recently with the Sara Lee Corporation, where she served as President and Chief Operating Officer for their Bil Mar Foods division, Vice President, Finance and Chief Financial Officer for Sara Lee Meats, and Vice President, Finance and Chief Financial Officer for PYA/Monarch, Inc. At Sara Lee, Bellantoni oversaw division CFOs throughout the United States, Mexico and Europe, and was responsible for implementing rapid growth for her divisions, including designing aggressive growth plans and coordinating world-wide business and operational strategies.

     From 1985 to 1993, Bellantoni was with Emerson Electric Company, as Vice President, Finance and Chief Financial Officer for their Automatic Switch Division and Vice President, Far East and Vice President, Finance and Chief Financial Officer for the Branson Ultrasonics Corporation.

     Prior to that, Bellantoni was a Group Controller for SmithKline Beecham's Ultrasonics Products Group and an Assistant Financial Manager, Financial Specialist and Financial Associate for General Foods Corporation.

     Bellantoni received a Bachelor of Science Degree from the University of Bridgeport and a Master of Business Administration from the University of Connecticut.

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic networks for the internet, radio and television broadcast markets. The Company's products include towers, equipment enclosures/shelters, cabinets, poles and antenna mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; and Bessemer, Alabama.